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                                                                     Exhibit 3.3


                           FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            DOV PHARMACEUTICAL, INC.

         DOV Pharmaceutical, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:


         1. The name of the Corporation is DOV Pharmaceutical, Inc. The date of the filing of its original Certificate of Incorporation with the Delaware Secretary of State was November 2, 2000 under the name DOV Pharmaceutical, Inc and was amended and restated by the Corporation's Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 2000. The Amended and Restated Certificate of Incorporation was amended and restated by the Corporation's Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on August 30, 2001, as amended by the First Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 4, 2002. The Second Amended and Restated Certificate of Incorporation, as amended, was amended and restated by the Corporation's Third Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on [__________] (the "Third Amended and Restated Certificate").


         2. This Fourth Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the Third Amended and Restated Certificate and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

         3. The text of the Third Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

                                   ARTICLE I

         The name of the Corporation is DOV Pharmaceutical, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.



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                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                  CAPITAL STOCK
                                  -------------

         The total number of shares of capital stock which the Corporation shall have authority to issue is Sixty-Six Million, Nine Hundred Five Thousand shares (66,905,000) shares, of which (i) Sixty Million (60,000,000) shares shall be a class designated as common stock, par value $.0001 per share (the "Common Stock"), (ii) Three Hundred Fifty Four Thousand Six Hundred Forty-Three (354,643) shares shall be designated as series B preferred stock, par value $1.00 per share (the "Series B Preferred") and (iii) Six Million Five Hundred Fifty Thousand Three Hundred Fifty-Seven (6,550,357) shares shall be a class designated as undesignated preferred stock, par value $1.00 per share (the "Undesignated Preferred Stock").

         The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Series B Preferred or any class or series of the Undesignated Preferred Stock (except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

         The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

                                 A. COMMON STOCK
                                    ------------

         Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and Series B Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

            (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; PROVIDED, HOWEVER, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to


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a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

            (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of the Corporation (the "Board") or any authorized committee thereof; and

            (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

                           B. SERIES B PREFERRED STOCK
                              ------------------------

         1. DESIGNATION AND NUMBER OF SHARES. The shares of such series shall be designated as "Series B Preferred Stock" ("Series B Preferred"). The number of shares constituting Series B Preferred shall be 354,643.

         2. VOTING RIGHTS. The holders of Series B Preferred Stock shall have the following voting rights:

            (a) So long as the holders of Series B Preferred Stock own at least 10% of the capital stock of the Corporation, the holders of Series B Preferred Stock, as a class, shall be entitled to nominate and elect one director to the Board. Such director shall be elected by the affirmative vote of a majority of the shares of Series B Preferred Stock cast at a special meeting of such holders called for that purpose, and any vacancy of such Board seat shall be filled by a vote of such holders. This director shall have votes equal to 9.9% of all votes that may be cast at a meeting of the Board (including the vote of the director elected by the holders of Series B Preferred Stock).

            (b) Except as provided herein or by applicable law, holders of Series B Preferred shall have no voting power and shall not be entitled to receive notice of any meetings of the Corporation's stockholders. Further, except as provided herein or by applicable law, the consent of the holders of Series B Preferred shall not be required to authorize or take any corporate action. In cases where a provision of law expressly confers the right to vote upon the holders of Series B Preferred, the holders of Series B Preferred shall vote separately as a class and each holder of Series B Preferred shall be entitled to one vote for each full share of Series B Preferred held by such holder.

         3. CONVERSION RIGHTS. Each holder of Series B Preferred shall have conversion rights as follows (the "Series B Conversion Right"):

            (a) SERIES B CONVERSION RATE. Each share of Series B Preferred shall, initially, convert into one (1) share of Common Stock; PROVIDED, that the rate at which each share of Series B Preferred shall convert into Common Stock shall be adjusted from time to time as


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provided in this Section 3 (such conversion rate, as adjusted as of the relevant time of determination, the "Series B Conversion Rate").


            (b) OPTIONAL CONVERSION. At any time, upon the affirmative vote of the holders of 75% or more of the Series B Preferred then outstanding (such consenting holders, collectively, the "Series B Consenting Holders"), all shares of Series B Preferred then outstanding shall be convertible, without payment of any additional consideration by the holder thereof, into fully paid and non-assessable shares of Common Stock at the then applicable Series B Conversion Rate.


            (c) MECHANICS OF CONVERSION. In order to exercise the Series B Conversion Right pursuant to Section 3(b), the Series B Consenting Holders shall collectively provide written notice (the "Series B Conversion Notice") to the Corporation at its principal place of business, setting forth (i) such holders' intent to exercise the Series B Conversion Right, and (ii) the proposed date for such exercise (the "Series B Conversion Date"). Promptly (but in no event more than two (2) business days) following its receipt of the Series B Conversion Notice, the Corporation shall forward a copy of the Series B Conversion Notice to each holder of Series B Preferred who or which has not consented to the exercise of the Series B Conversion Right by the Series B Conversion Notice, at such holder's address as set forth in the records of the Corporation. On the Series B Conversion Date, each holder of Series B Preferred shall tender to the Corporation for cancellation certificates (collectively, the "Tendered Certificate") representing all of such holder's shares of Series B Preferred, and the Corporation shall, substantially concurrently, against receipt of such Tendered Certificate, cause to be delivered to such holder a number of shares of Common Stock (or other securities or property, as the case may be, pursuant to Section 4(a)) as calculated pursuant to Section 3(b) above. Each such holder and the Corporation shall take all other necessary or appropriate actions in connection with or to effect the relevant exercise of the Series B Conversion Right. From and after the Series B Conversion Date, shares of Series B Preferred shall no longer be deemed to be outstanding and all rights with respect to such Series B Preferred, including, without limitation, the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except solely the right to receive the shares of Common Stock (or other securities or property, as the case may be, pursuant to Section 4(a)) issuable upon conversion thereof.


            (d) CERTAIN ADJUSTMENTS

                (i). ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If, at any time after this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the "Filing Time"), the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Conversion Rate that is then in effect shall be proportionately adjusted in respect of such dividend or distribution as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Rate shall be recomputed accordingly as of the close of business on such


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record date and thereafter the Series B Conversion Rate shall be adjusted pursuant to this Section 3(d)(i) to reflect the actual payment of such dividend or distribution.



                (ii) ADJUSTMENTS FOR STOCK SPLITS, STOCK SUBDIVISIONS AND COMBINATIONS. If, at any time after the Filing Date, the Corporation subdivides (including, without limitation, a stock split) or combines (including, without limitation, a reverse stock split) the Common Stock, the Series B Conversion Rate in effect immediately prior to such event shall be proportionately adjusted in respect of such subdivision or combination. Any adjustment under this Section 3(d)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.


         4. MISCELLANEOUS PROVISIONS.


            (a) ADJUSTMENTS FOR RECLASSIFICATION, REORGANIZATION AND CONSOLIDATION. In case of (A) any reclassification, reorganization, recapitalization, change, exchange or conversion of securities of the class issuable upon conversion of the Series B Preferred (other than a change in par value, or from par value to no par value) into other securities or property of the Corporation or another person or entity, or (B) any merger or consolidation of the Corporation with or into another entity (other than a merger or consolidation with another entity in which the Corporation is the acquiring and the surviving entity and that does not result in any reclassification or change of outstanding securities issuable upon conversion of the Series B Preferred), or (C) any sale of all or substantially all the assets of the Corporation, each holder of shares of Series B Preferred shall have the right to receive, in lieu of the securities otherwise issuable upon the conversion of its shares of Series B Preferred, the kind and amount of shares of stock and/or other securities, money and property receivable upon such reclassification, reorganization, recapitalization, change, merger, consolidation, exchange, conversion or sale by a holder of the maximum number of shares of Common Stock (or other securities or property, as the case may be) into which such shares of Series B Preferred could have been converted immediately prior to such reclassification, reorganization, recapitalization, change, merger, consolidation, exchange, conversion or sale, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The provisions of this Section 4(a) shall similarly attach to successive reclassifications, reorganizations, recapitalizations, changes, mergers, consolidations, exchanges, conversions and sales. In any such case, appropriate adjustment shall be made in the application of the provisions of Section 3 hereof with respect to the rights of the holders of the Series B Preferred to the end that the provisions of
Section 3 hereof (including adjustment of the Series B Conversion Rate then in effect and the number of shares or other property obtainable upon conversion of the Series B Preferred) shall be applicable after that event as nearly equivalent as may be practicable.



            (b) OTHER DISTRIBUTIONS. In the event the Corporation provides the holders of its Common Stock with consideration that is not otherwise addressed in Section 3 hereof (including, without limitation, declaring a distribution payable in securities of other persons, providing evidences of indebtedness issued by the Corporation or other persons, assets, cash, but excluding cash dividends declared out of retained earnings), then, in each such case, the holders of the Series B Preferred shall be entitled to a pro rata share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred would be convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.


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            (c) NO FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred, but in lieu of such fractional shares, the Corporation shall make a cash payment therefore based on the Series B Conversion Rate on the Conversion Date, as reasonably determined in good faith by the Board of Directors.


            (d) NOTICE OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Rate pursuant to Section 3 hereof, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Series B Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and/or the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred.


            (e) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock not otherwise reserved for issuance shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

            (f) NOTICE OF EVENTS: Any notice required by the provisions hereof to be given to the holders of shares of Series B Preferred shall be given in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of transmittal by facsimile transmission (receipt confirmed) to the party to whom notice is to be given, or on the fifth day after mailing by first class mail, postage prepaid, return receipt requested, to the party whom notice is to be given, in each case addressed to each holder of record at his address appearing on the books of the Corporation.


            (g) OTHER RIGHTS. Except as expressly set forth otherwise herein, the holders of Series B Preferred shall have the same rights as the holders of the Common Stock, determined, where applicable, as if all of such holders' shares of Series B Preferred had been converted, as provided in Section 3, into Common Stock at the Series B Conversion Rate then in effect.


                         C. UNDESIGNATED PREFERRED STOCK
                            ----------------------------

         The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate



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pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                   ARTICLE V

                               STOCKHOLDER ACTION
                               ------------------

         1. ACTION WITHOUT MEETING. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.


         2. SPECIAL MEETINGS. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series or class of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.


                                   ARTICLE VI

                                    DIRECTORS
                                    ---------

         1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

         2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.

         3. NUMBER OF DIRECTORS; TERM OF OFFICE. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Mark Lampert and Daniel Van Riper; the initial Class II Directors of the Corporation shall be Zola Horovitz and Bernard Beer; and the initial Class III Directors of the Corporation shall be Arnold Lippa and Patrick Ashe. The initial Class I Directors shall serve for a term expiring at the annual meeting of


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stockholders to be held in 2003, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2004, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2005. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

         4. VACANCIES. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in size of the Board, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; PROVIDED, HOWEVER, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

         5. REMOVAL. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.



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                                  ARTICLE VII

                             LIMITATION OF LIABILITY
                             -----------------------

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS
                              --------------------

         1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board by the affirmative vote of a majority of the Directors then in office.

         2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; PROVIDED, HOWEVER, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION
                    -----------------------------------------

         The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal


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shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; PROVIDED, HOWEVER, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

                                  [End of Text]



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         THIS FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is
executed as of this ____ day of __________, ____.


                                           DOV PHARMACEUTICAL, INC


                                           By:_________________________
                                              Name:____________________
                                              Title:___________________